Exhibit 10.14
Description of Compensation of Non-Employee Directors

Fees Earned or Paid in Cash
Cash payments to non-employee directors beginning January 1, 2013 will be made as follows:

•	Annual retainer: $40,000

•	Chairman of the Board: $50,000 annually (in addition to the annual retainer)

•	Board meeting fees: $1,500 per meeting attended, whether attended in-person or by phone

•	Annual committee chairman fees:

◦	$5,000 for Nominating and Governance Committee

◦	$7,000 for Compensation Committee

◦	$12,000 for Audit Committee

•	Committee meeting fees: $1,000 per meeting attended, whether attended in-person or by phone

•	Ad-hoc committee meeting fees: If an ad-hoc committee of the Board meets more than once, $1,000 per meeting attended, whether attended in-person or by phone.
All amounts are paid quarterly. There is no pro-rating for service for less than a full quarter; service on any committee for part of a quarter is treated the same as an entire quarter. On occasion, non-committee members are invited to attend committee meetings and may be paid fees for such attendance. All directors were reimbursed in 2012 for reasonable expenses incurred in connection with attending meetings.
Equity Compensation
The initial equity grant for new directors will be a fixed value grant of restricted stock units with a value of $200,000. The value of the grant would be based on the simple average trading price of FEI's common stock during the fiscal quarter preceding the quarter in which the director is appointed to the Board. The grant will have a four year vesting period.

The annual equity grant for directors will be a fixed value grant with a value of $125,000. The value of the grant would be based on the simple average trading price of FEI's common stock during the fiscal first quarter preceding the date of grant. The grant would continue to be comprised equally of restricted stock units and stock options (based on value, as nearly as reasonably possible) with a one year vesting period. The stock options would have an exercise price equal to the fair market value of FEI's common stock on the date of grant.